BEFORE THE STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS


In the Matter of the Joint Application of           )
Western Resources, Inc., ONEOK Inc., and            )
WAI, Inc. for Approval of the Contribution          )
from Western Resources, Inc. to WAI, Inc. of        )        Docket No.
all of the Natural Gas Transportation and           )
Distribution Assets, Subsidiaries and               )       ------------
Certificates of Western Resources, Inc.; for        )
the Merger of WAI, Inc., with ONEOK Inc.;           )
for the acquisition by Western Resources,           )
Inc. of Shares of Capital Stock of WAI,             )
Inc.; for Authority for WAI, Inc. to Issue          )
Stock and Instruments of Debt; and for              )
Related Relief


                                Joint Application

     COME NOW Western Resources, Inc. (WRI), ONEOK Inc.(ONEOK), and WAI, Inc.
(WAI), and make this joint application to the State Corporation Commission of the State of Kansas (KCC) for an order authorizing WRI to contribute to WAI all of its natural gas transportation and distribution properties in the State of Kansas, including its certificates and the capital stock of certain subsidiaries; authorizing ONEOK to merge with WAI; authorizing WRI to acquire shares of the capital stock of WAI; authorizing WAI to issue capital stock and instruments of debt; and for all other related relief that may be required to fulfill the intents and purposes of the parties to the transactions described below, and in support thereof, state as follows:

                                 The Applicants

     1. WRI is a Kansas corporation, in good standing in all respects, with its principal offices and place of business located at 818 Kansas Avenue, Topeka, Kansas 66612. WRI presently owns and operates a gas distribution system in portions of Kansas pursuant to certificates of public convenience and necessity issued by the KCC and subject to the jurisdiction of the KCC. There is already on file with the KCC restated Articles of Incorporation and Bylaws which are incorporated herein by reference.

     2. ONEOK is a Delaware corporation with its principal offices and place of business located at 100 West Fifth Street, Tulsa, Oklahoma 74103. As more fully described below, ONEOK is a diversified energy company engaged in the production, gathering, storage, transportation, distribution and marketing of natural gas. Through its division, Oklahoma Natural Gas (ONG), ONEOK serves approximately 730,000 natural gas utility customers in Oklahoma. A certified copy of the Certificate of Incorporation and Bylaws of ONEOK are attached hereto, marked as Schedule 1, and incorporated herein for all purposes.

     3. WAI will be an Oklahoma corporation incorporated for the purposes of this transaction. At the conclusion of the transaction, ONEOK will be merged with and into WAI, the separate existence of ONEOK will cease, and WAI will continue as the surviving corporation. WAI plans to change its name to ONEOK, Inc. at the time the transaction is completed. A certified copy of WAI's Articles of Incorporation and Bylaws will be a late filed schedule, marked as
Schedule 2, and incorporated herein for all purposes. A certified copy of WAI's authority to do business in Kansas will be a late filed schedule marked as
Schedule 3, and incorporated herein for all purposes.

     4. Pleadings, notices, orders and other correspondence and communications concerning this application and proceeding held thereon should be addressed to the undersigned counsel as well as to:

         James Ludwig, Executive Director, Regulatory Affairs
         J. Michael Peters, Associate General Counsel
         Western Resources, Inc.
         P. O. Box 889, 818 Kansas Avenue
         Topeka, Kansas  66601

         Barry D. Epperson, Vice President, Accounting
         John L. Arrington, Jr., General Counsel
         ONEOK Inc.
         100 W. 5th Street, P. O. Box 871
         Tulsa, Oklahoma  74102-0871

         James G. Flaherty
         Anderson, Byrd, Richeson & Flaherty
         216 S. Hickory, P. O. Box 17
         Ottawa, Kansas  66067

                           ONEOK Inc.'s Qualifications

General Information about ONEOK

     5. ONEOK is a successor to a company founded in 1906 as Oklahoma Natural Gas Company. The corporation's name was changed to ONEOK Inc. in 1981. ONEOK is a diversified energy company engaged in the production, gathering, storage, transportation, distribution and marketing of natural gas. ONEOK provides natural gas distribution and transmission services to about 75 percent of Oklahoma. These services are primarily conducted by Oklahoma Natural Gas Company
(ONG) and three ONEOK subsidiaries, ONG Gathering Company, ONG Transmission Company and ONG Sayre Storage Company. ONG and the three subsidiaries are consolidated for ratemaking purposes and are regulated by the Oklahoma Corporation Commission (OCC).

     6. ONEOK purchases natural gas from gas processing plants, producing gas wells, and pipeline suppliers, and utilizes five underground storage facilities as necessary to deliver natural gas to approximately 730,000 customers, located in 294 communities in Oklahoma. The company's largest markets are the Oklahoma City and Tulsa metropolitan areas. ONEOK also sells natural gas and/or leases pipeline capacity to other local distributors serving 44 Oklahoma communities. ONEOK serves an estimated population of over 2 million.

Description of ONEOK's Utility Operations in Oklahoma

Utility Plant

     7. ONEOK owns over 14,680 miles of pipeline and other distribution facilities in Oklahoma. ONEOK owns a combined total of 3,840 miles of transmission and gathering pipelines in Oklahoma. Compression and dehydration facilities are located at various points throughout the pipeline system. In addition, ONEOK owns five underground storage facilities located throughout Oklahoma. Four of the five storage facilities operated by ONEOK are located in close proximity to its largest market areas. These four storage facilities have a combined storage capacity of 124.5 Bcf. The other storage facility is located in western Oklahoma and is leased to and operated by another company. However,
21.5 Bcf of storage capacity in this facility has been retained for use by ONEOK.

Customers

     8. ONEOK distributes natural gas as a public utility to approximately 75 percent of Oklahoma. Natural gas sales to residential and commercial customers, which is used primarily for heating and cooking, account for approximately 85 percent of ONEOK's gas sales. Gas sales to residential and commercial customers are seasonal, as a substantial portion of such sales are used principally for space heating. ONEOK holds franchises in the major municipalities in which it operates. Seventeen municipalities in which franchises are held serve individual populations of over 10,000 and an aggregate population representing approximately 1.2 million. Overall, ONEOK provides natural gas service to 294 communities in Oklahoma.

     9. A substantial portion of the gas delivered through ONEOK's utility system is delivered to industrial customers, in particular, several large fertilizer plants which use the gas as feed stock. ONEOK has been able to retain industrial customers, and minimize the negative impact of bypass through its Pipeline Capacity Lease and Special Industrial Sales programs which have been approved by the OCC.

Management and Employees

     10. ONEOK has a management team in place which has substantial experience in providing natural gas utility service to customers. The company currently employs approximately 1,770 employees in its utility operations and a total of 1,850 in all of its operations. Schedule 4 to the Application shows ONEOK's management and organiza-tional chart.

Financial Strength of ONEOK

     11. ONEOK's financial balance sheet, income statement and statement of capitalization are attached as Schedules 14, 15 and 16 to this application. Included in said schedules is the proforma financial information of the company after the merger. ONEOK's bond rating is A- by Standard and Poors and A3 by Moody's. The financial community has recently placed ONEOK on review for a possible upgrade. Gas Supply

     12. ONEOK has a diversified gas supply portfolio which it uses to serve its gas utility customers. Oklahoma, like Kansas, is a large producer of natural gas. ONEOK has direct access through its transmission system to all of the major gas producing areas in the state. Its system interconnects with nine interstate pipelines at 25 interconnect points, 38 gas processing plants and 129 producing fields located in Oklahoma. As mentioned above, ONEOK also owns and operates storage facilities located in Oklahoma. On February 2, 1996, ONEOK set an all-time peak day for gas deliveries through the system. It delivered 1.83 Bcf on that day. Attached to this Application as Schedule 5 is a map showing the location of ONEOK's facilities in Oklahoma.

Regulation of Utility Rates and Services

     13. Rates charged for gas services, including distribution, transmission and storage, are regulated and approved by the OCC and include a purchased gas adjustment clause that allows changes in gas purchase costs to be passed on to various classes of customers. Other costs are recovered through periodic rate adjustments approved by the OCC.

Environmental Matters

     14. ONEOK is actively promoting the environmental advantages of natural gas in comparison to other fuels, including promoting the use of natural gas in automobiles. ONEOK has led the way in Oklahoma by owning and operating its own fleet of 338 vehicles powered by natural gas. ONEOK believes that the increasing concerns about the environment will result in an increased use of natural gas.

                       The Transaction Between ONEOK Inc.
                                  And WRI, Inc.

     15. Pursuant to the terms and conditions of an Agreement dated December 12, 1996 between WRI and ONEOK ("the Agreement"), WRI will incorporate WAI as an Oklahoma corporation. Immediately prior to the merger between WRI and ONEOK, WRI will contribute all assets of the field operations of its regulated natural gas local distribution business in Kansas and Oklahoma, including its stock in Mid Continent Market Center, Inc., and its stock in Westar Gas Marketing, Inc., a wholly owned unregulated gas marketing subsidiary (hereinafter collectively referred to as the "Gas Business"), to WAI in exchange for 2,996,702 shares of voting common stock of WAI, 19,317,584 shares of cumulative convertible preferred stock, Series A (WAI Cumulative Convertible Preferred Stock) of WAI, and the assumption by WAI of approximately Thirty-Five Million Dollars ($35,000,000) of WRI's unsecured debt. Immediately following the merger with ONEOK, WRI will own up to 9.9% of the outstanding common stock of WAI. Together with the preferred stock, WRI will own up to 45% of the WAI outstanding equity. The number of shares discussed herein is subject to change pursuant to WRI's "top-up" rights included in the agreement permitting WRI to maintain its targeted percentage ownership. A true copy of the Agreement is attached to this Application as Schedule 6 and is incorporated herein by reference.

     16. Under the Agreement ONEOK will merge into WAI which will result in the conversion of all of the outstanding common shares of ONEOK into common shares of WAI on a one-for-one basis such that ONEOK shareholders will own not less than 55% of the WAI outstanding equity. WAI will assume all debt of ONEOK as part of the merger. WAI will change its name to ONEOK, Inc.

     17. Upon the consummation of the merger, ONEOK shareholders will hold not less than 27,304,870 shares of WAI common stock representing not less than 90.1% of the voting power of WAI. WRI will hold 2,996,702 shares of WAI common stock representing up to 9.9% of the voting shares of WAI. WRI will also hold 19,317,584 shares of WAI Convertible Preferred Stock.

     18. Upon the occurrence of a "regulatory change" (which relates to the Public Utility Holding Company Act of 1934) (Regulatory Change), as defined in the Shareholder Agreement (Shareholder Agreement) to be entered into between WRI and WAI, each share of WAI Convertible Preferred Stock may be converted into one share of WAI Common Stock. The Shareholder Agreement will also impose certain standstill, transfer and voting restrictions on WRI in respect to its stock ownership in WAI. A true copy of the Shareholder Agreement which has been agreed to by WRI and ONEOK as to form, and which will be executed at the time of closing, is attached hereto as Schedule 7, and is incorporated herein by reference.

     19. Prior to the occurrence of a Regulatory Change, WRI will have the right to designate two members on the WAI board of directors (one of whom may be an employee). Following the occurrence of a Regulatory Change, WRI will designate 4 out of 18 board members, increasing to 1/3 of the board as board members leave as a result of resignation, death, etc.

     20. Prior to a Regulatory Change, WRI agrees to vote its common stock for directors in accordance with the recommendation of the Nominating Committee of the WAI Board. In all other matters, WRI may vote its own interest. The WAI Convertible Preferred Stock, Series A, does not have a vote on the selection of directors or other ordinary shareholder matters and votes with the common stockholders on a Change of Control, as defined in the Shareholder Agreement.

     21. Following a Regulatory Change, WRI may vote not more than 9.9% of WAI common stock in its own interest and will vote its other WAI common stock with respect to the election of directors in accordance with the recommendation of said Nominating Committee and in all other matters in the same proportion as voted by the other common shareholders of WAI, except it will be free to vote all of its shares in its own interest in respect to any Change of Control.

     22. The Shareholder Agreement has a basic term of fifteen (15) years. WRI will be an investor in ONEOK. ONEOK will be responsible for the day to day operations of the "Gas Business". ONEOK and WRI are negotiating into joint operation agreements in those areas where such would be beneficial to the companies and their respective customers.

     23. ONEOK management will become the management of WAI. WRI will contribute to WAI those employees directly employed in the transferred "Gas Business", as well as a proportional number of administrative personnel. Those employees will be protected by an employee agreement, a copy of which is attached to the December 12, 1996, Agreement between WRI and ONEOK. In addition, WAI will assume responsibility for a proportional number of retirees, and will receive from WRI a pro rata share of pension plan assets to fund projected pension benefits liabilities for those employees and retirees. As part of this application, ONEOK is requesting that the accounting orders issued by the KCC to WRI in Docket No. 190,352-U (May 3, 1994) relating to the deferral of SFAS 112 costs (post-retirement benefits consisting of worker's compensation, long term disability, accumulated sick leave paid at retirement and unfunded pensions), and in KCC Docket 184,735-U (June 28, 1993) relating to SFAS 106 costs (post-retirement benefits other than pensions (PBOP)), in so far as they apply to the "Gas Business", be transferred and assigned to ONEOK as proper regulatory assets of the merged company; and that ONEOK be allowed to recover in rates those SFAS 112 and SFAS 106 costs which will not have been offset by WRI's Company Owned Life Insurance (COLI) program. Said COLI contracts are not transferable to ONEOK. Furthermore, current tax laws and the financial aspects of COLIs make the feasibility of such a funding mechanism very low on a going-forward basis.

     24. To meet the requirements of the Financial Accounting Standards Board for recognition of regulatory assets, a funding mechanism must be addressed and provided for by January, 1998, which is five years from the initial adoption by WRI of SFAS 106. While complete funding for these costs are not part of this application for approval, it is an issue that must be addressed by WRI, ONEOK and the KCC, and disposed of in a timely fashion in early 1998. ONEOK commits to providing separate trusts for any funds collected from customers in a VEBA or other trust instrument.

     25. In addition to the authorization required from the KCC, the transaction will require approval from the Oklahoma Corporation Commission. It will also be subject to the waiting period provided under the Hart Scott Rodino Antitrust Improvements Act. Action will also be required of the Securities Exchange Commission or its staff under the Public Utilities Holding Company Act. The FERC certificates currently held by WRI in regards to its "Gas Business" will also be transferred to ONEOK under the Agreement.

     26. A certified copy of the resolution of the board of directors of WRI authorizing the consummation of the transactions contemplated by the Agreement and this application is attached hereto as Schedule 8, and is incorporated herein by reference. A certified copy of the resolution of the board of directors of ONEOK authorizing the consummation of the transactions contemplated by the Agreement and this application is attached hereto as Schedule 9, and is incorporated herein by reference.

                            ONEOK's Plan of Operation

     27. Upon the consummation of the proposed transaction, ONEOK will continue to provide natural gas local distribution service to the public located in WRI's certificated territory in accordance with WRI's approved tariffs and the rules and regulations presently on file with the KCC, and which from time to time may be changed with approval from the KCC, which ONEOK will adopt. ONEOK proposes no significant changes in WRI's current tariffs and rules, and the overwhelming majority of WRI's customers will see no change in their rates.

     28. In order to better serve existing WRI customers, and in an attempt to assign costs to those new and existing customers which directly cause the utility to incur either additional investment in plant or additional expenses, ONEOK, in conjunction with this filing, proposes to make two modifications to WRI's current tariffs and rules. These modifications will better position the utility, and the overwhelming majority of its customers, to meet the challenges of the transition of the gas distribution business to a more competitive environment. The two modifications will also better position the utility to reduce the need for a general rate increase in the near future.

     29. The first modification relates to a modification of WRI's current line extension policy. The proposed modification will allow the utility, the developers and new customers more flexibility in structuring their line extension agreements in the more competitive and unbundled environment. The proposed modification to the existing WRI line extension tariff is attached hereto and incorporated herein by reference as Schedule 10. This modification creates no additional revenue for the utility.

     30. The second modification relates to a modification of some of the charges for miscellaneous services provided by WRI to customers. These charges are currently below the cost to provide those services. The proposed modifications will assure that those customers provided such services pay for them at a rate which is not being subsidized by the other customers. The revenue resulting from the modifications to the charges for miscellaneous services will be used by ONEOK to partially offset on an interim basis the deferred SFAS 106 and SFAS 112 costs under the KCC's accounting order which is referenced in paragraph 23 of this Application. The proposed modifications to the existing WRI charges for miscellaneous services are attached hereto and incorporated herein by reference as Schedule 11.

     31. ONEOK also plans to go forward with the unbundling of services provided to Kansas customers. ONEOK is currently working with the OCC to explore the feasibility and in developing a timetable for unbundling of services for its Oklahoma operations. ONEOK hopes to work with the KCC and its Staff to develop a similar schedule for unbundling of services in Kansas. Mr. David L. Kyle, a corporate officer of ONEOK and President and Chief Operating Officer for ONG, details in his prefiled testimony, which is attached hereto and incorporated herein by reference, ONEOK's plan and schedule in regards to the unbundling of its services to customers in Oklahoma.

                          The Proposed Transaction Will
                           Promote the Public Interest

     32. The proposed transaction will promote the public interest in that ONEOK is qualified by its experience and financial strength to meet all of the demands associated with operating WRI's "Gas Business".

     33. Consummation of the transaction will allow the existing high quality of service provided to WRI's customers to be maintained and improved. ONEOK is an experienced low cost provider of safe and reliable natural gas service. To demonstrate this fact, attached to Mr. Kyle's prefiled testimony is an exhibit showing the operational efficiencies achieved by ONEOK in its utility operations over the last four years. Included is information showing a decline in operations and maintenance cost per customer, an increase in customers served per employee and other pertinent information. Mr. Kyle has also included as an exhibit to his testimony, the most recent Consumer Attitude Survey conducted by Render and Associates dated April 2, 1996. ONEOK prides itself on identifying and addressing the concerns of its customers to assure customer satisfaction. Mr. Kyle also testifies as to ONEOK's exceptionally low percentage of lost and unaccounted for gas on its Oklahoma system. The average percentage of lost and unaccounted for gas on ONEOK's system for the past five years is only about one percent (1%) of the total system throughput.

     34. ONEOK is clearly qualified to operate the "Gas Business" of WRI. ONEOK has substantial experience in operating an integrated system consisting of gas gathering, storage, transmission and distribution facilities. ONEOK's experience and familiarity with operating an integrated system, makes it best suited to operate WRI's integrated gas distribution system and market center.

     35. ONEOK has experience in obtaining and managing wellhead gas supply contracts directly with producers. Mr. Kyle's prefiled testimony identifies the number of producers, contracts and connections which are negotiated and managed by ONEOK. This type of expertise allows the utility to maximize the use of the state's energy resources. WRI is responsible for managing many wellhead gas supply contracts with producers in Kansas. ONEOK's experience with managing wellhead gas supply contracts in Oklahoma will be beneficial to WRI's customers and will continue to maximize the use of Kansas energy resources.

     36. The proximity of ONEOK's current natural gas operations also makes it an ideal company to operate the "Gas Business" of WRI. ONEOK and WRI operate in adjacent states. Attached hereto as Schedule 12 is a map showing the location and close proximity of the two natural gas operations. The close proximity of the two operations should provide for a smoother and less expensive transition of operations. ONEOK, like WRI, has experience operating in a state which is one of the country's largest suppliers of natural gas.

     37. The markets served by WRI and ONEOK are similar, thereby giving ONEOK the experience to successfully operate the "Gas Business" of WRI. The size of the major metropolitan areas served by WRI and ONEOK are similar. The metropolitan areas of Wichita, Topeka, Overland Park and Kansas City, Kansas are not unlike the metropolitan areas of Oklahoma City and Tulsa in both size and in population. Like WRI, ONEOK also has experience in serving many rural communities. ONEOK provides retail service to 294 communities in Oklahoma, and has experience in providing intrastate wholesale services to 44 other smaller gas distributors along its system. Like WRI, the utility customer base of ONEOK's Oklahoma operations are mainly residential and commercial heat sensitive customers. The load factors of the two utilities are very similar, and ONEOK has been able to successfully manage gas supply and storage to meet the peak day needs of its residential and commercial customers. Schedule 13 compares the load factors and peak day needs of WRI and ONEOK. ONEOK has also been able to minimize the negative impact of bypass by large industrial customers by creating programs to maintain the benefits to the utility and its customers provided by having large industrial customers.

     38. The fact that ONEOK's emphasis is in the natural gas business also makes it best suited to operate the "Gas Business" of WRI. WRI's customers will gain added benefits from having a company whose expertise and main focus is in the natural gas business. With the current changes in the natural gas business, it is important for the operator of the "Gas Business" of WRI to have a management team which concentrates all of its efforts on the natural gas industry. ONEOK provides that type of management expertise.

     39. One of the factors that the KCC weighs and considers in determining whether the proposed transaction promotes the public interest is the effect of the proposed transaction on the existing competition. The proposed transaction between ONEOK and WRI is expected to have a positive effect on the existing competition. Kansas communities, which now receive both their electric and natural gas service from WRI, will be receiving their gas service from ONEOK and their electric service from WRI after the merger. ONEOK's management will actively compete to increase natural gas's share of the energy market. ONEOK expects to participate and be competitive in any solicitation for bids for natural gas in Kansas. As indicated in Mr. Kyle's testimony, ONEOK is actively competing to increase natural gas's share of the Oklahoma energy market.

     40. Both companies and their shareholders should be financially stronger as a result of the proposed transaction. Schedule 14 which is attached to the application provides balance sheets for ONEOK and WRI's "Gas Business", and a proforma balance sheet of the combined company. Schedule 15 which is attached to the application provides twelve month ended income statements for ONEOK and WRI's "Gas Business", and a proforma income statement for the combined company.
Schedule 16 which is attached to the application provides statements of capitalization for ONEOK and WRI's "Gas Business", and a proforma consolidated statement of capitalization for the combined company. The S-4 filing made with the Securities and Exchange Commission (SEC) will be filed as a late filed schedule to this application as Schedule 17, and shall be incorporated herein by reference.

     41. In addition to considering the strong financial position of the combined company as depicted on the above mentioned schedules, under the alliance between WRI and ONEOK, WRI and its shareholders have obtained an experienced and qualified company to operate its "Gas Business". As indicated in the prefiled testimony of Mr. James A. Martin, Vice President, Finance for WRI, which is attached to this Application and included herein by reference, WRI's gas utility business is currently earning below its authorized rate of return. As indicated by Mr. Martin, WRI believes that the proposed alliance will allow it to better maximize the return on its investment in the "Gas Business". Moreover, as indicated by Mr. Martin and Mr. Kyle, the proposed alliance between WRI and ONEOK will reduce WRI's current need to file for a general increase in its rates for natural gas service. Under the alliance with WRI, ONEOK also benefits by obtaining additional markets to serve. The alliance allows ONEOK to capitalize on its experience and expertise in operating natural gas utilities.

     42. The determination as to the amount of common stock and preferred stock WRI is to receive in the combined company was accomplished through extensive negotiations and was based upon comparing the value of the total plant of the combined company with the percentage of the value of the total plant contributed by WRI and by comparing projected earnings before interest, taxes, and depreciation (EBITDA). WRI will own 45 percent of the combined company because it contributed approximately 45 percent of the value of the combined company. ONEOK's shareholders will own 55 percent of the combined company because they contributed approximately 55 percent of the total value of the combined company. Based upon said arrangement, there will be an equitable sharing of risk and return between WRI and ONEOK's shareholders.

     43. ONEOK will record a merger premium for accounting purposes in this transaction. Schedule 18 shows the calculation of the estimated premium and merger related expenses and amortization of those costs using a 40 year amortization period. Because the premium paid by ONEOK and the transaction costs incurred to consummate the merger may be costs that result in benefits to both ratepayers and shareholders, ONEOK requests that the regulatory treatment of the merger costs and premium be deferred. ONEOK requests that the KCC allow for an amortization of the premium and merger related expenses over the remaining life of the properties or over 40 years as the KCC deems appropriate.

     44. ONEOK will seek recovery in the future of any merger related expenses or premium only to the extent it can demonstrate and quantify either savings in the cost of service or revenue enhancement resulting from ONEOK's operations after the merger. After this joint application is approved by the KCC, ONEOK and the Staff of the KCC can establish a merger savings index for KCC approval that would include as a base the pre-merger costs of the Kansas gas operations adjusted for inflation, customer growth and productivity. This index could then be compared to the actual costs of the post-merger company as an indication of merger savings. The KCC approved a similar merger savings index to determine merger savings in the KPL/KG&E merger case.

     45. ONEOK and WRI structured the proposed transaction to avoid any adverse consequences to customers or the employees of the utility. The tax free nature of the transaction preserves deferred tax balances for the benefit of the customers. The merger agreement assures employees, and the customers that they serve, that there will be no disruptive workforce reductions. Under the Agreement between ONEOK and WRI, those WRI employees whose expertise and work experience has been in the natural gas business, will be offered employment with ONEOK. In addition to retaining experienced employees, ONEOK plans to maintain a Kansas management team who will concentrate on and be responsible for operating the Kansas gas properties as a division of ONEOK.

     46. There are operational synergies which ONEOK and WRI will pursue which may prove to be beneficial to customers. ONEOK and WRI plan to analyze and enter into joint operation agreements covering such things as meter reading and billing service. The purpose for entering into the joint operation agreements would be to retain the synergies possible from serving a larger number of customers through common resources. ONEOK and WRI intend to maintain such synergies while exploring ways to promote the advantage customers will derive from having competition in the energy market. In the final analysis, ONEOK plans to provide gas service in the most efficient and cost effective manner possible. This will be the controlling factor in any joint operation agreement which will be entered into between WRI and ONEOK.

     47. ONEOK and WRI have established a transition team of employees from both companies. The primary purpose of this team is to provide for a smooth transition of operations. ONEOK plans to adopt the best practices of each company so it will be able to offer a more efficient and cost effective service to customers in both Oklahoma and Kansas. The work of the transition team is being documented and will be provided to the KCC. A summary of the transition team's work will be filed as a late filed exhibit and shall be incorporated herein by reference.

     48. The proposed transaction should be beneficial on an overall basis to state and local economies and to communities in the area served by the resulting public utility operations in the state. Among the most noticeable benefits, will be the fact that communities will receive the benefits of having a new corporate citizen in their community. ONEOK, like WRI, believes very strongly in supporting the communities in which it provides natural gas service and is actively involved in the chambers of commerce and other organizations in the communities in which it serves and is a significant contributor to non-profit organizations such as the United Way, higher education, hospitals and charitable causes. ONEOK actively encourages its employees to become involved in community volunteer work. A significant number of employees have participated in these activities. ONEOK, like WRI, has worked with state and local officials to attract new business to Oklahoma and to assist existing businesses to expand their plants and facilities located in the local communities. ONEOK plans to continue such efforts to assist the local communities which it will serve in Kansas.

     49. Where WRI provides both gas and electric services, those communities will receive the benefit of having two major public utilities as strong corporate citizens. Schedule 19 lists those cities and communities in Kansas and their population which currently receive both electric and gas service from WRI and who, subsequent to the transaction, will receive electric service from WRI and gas service from ONEOK.

     50. The proposed transaction will also preserve the jurisdiction of the KCC and the capacity of the KCC to effectively regulate and audit the public utility operations in the state. ONEOK's natural gas system is currently regulated by the Oklahoma Corporation Commission. ONEOK is very familiar with the regulatory requirements and responsibilities which are placed upon a natural gas public utility.

     51. As proven by its track record in operating its natural gas public utility operations in Oklahoma, ONEOK is dedicated to providing safe and reliable service to its utility customers. ONEOK has not been penalized by the OCC for any pipeline safety violations. ONEOK is familiar with the pipeline safety programs which have been implemented by WRI, and will commit to complying with and fulfilling all pipeline safety rules, regulations and orders concerning the operation of WRI's "Gas Business".

     52. In support of their application, ONEOK and WRI have prepared the prefiled testimony of Mr. David L. Kyle, Mr. Eugene N. Dubay, Dr. Donald A. Murry and Mr. James A. Martin. Their prefiled testimony describes the transaction and alliance between ONEOK and WRI. It also explains how the transaction and alliance will promote the public interest based upon the factors adopted by the KCC in the KPL/KG&E merger case, Docket No. 174,155-U (1991), which are applicable to the present transaction.

     53. Mr. Kyle is a corporate officer of ONEOK and President and Chief Operating Officer of Oklahoma Natural Gas Company. He provides a general background of ONEOK. He describes how ONEOK is qualified to operate WRI's gas properties. He uses the list of relevant factors set forth by the KCC in its 1991 KPL/KG&E merger order to show how the transaction and alliance between ONEOK and WRI will promote the public interest.

     54. Mr. Dubay is Vice President Corporate Development for ONEOK. He presents testimony describing the transaction between ONEOK and WRI. Mr. Dubay presents testimony relating to ONEOK's request to modify two provisions in WRI's tariffs in conjunction with this application and ONEOK's proposal to partially offset SFAS 106 and SFAS 112 costs on an interim basis. Mr. Dubay directs ONEOK's activities of the transition team which ONEOK and WRI have created to provide for a smooth transition of operations and to adopt the best practices of each company so the gas utility can provide a more efficient and cost effective service to customers in Oklahoma and Kansas. He will testify as to the status of the transition team's work. He will also plan to supplement his testimony to provide an update on the transition team's work and to sponsor a late filed exhibit which will provide a summary of the work conducted by the transition team.

     55. Dr. Donald A. Murry is an Economist with C. H. Guernsey & Company and a Professor of Economics at the University of Oklahoma. Dr. Murry has previously testified before the KCC. Dr. Murry will present late-filed testimony and exhibits which analyze the potential effects of the merger from an empirical standpoint.

     56. Mr. James A. Martin is employed by WRI as Vice President, Finance. Mr. Martin describes the alliance with ONEOK, the structure of the proposed transaction, the assets contributed to the transaction, the accounting and tax treatment of the transaction, the impact of the transaction on WRI's dividends, and the impact of the transaction on customers.

     WHEREFORE, pursuant to K.S.A. 66-101, 66-104, 66-125, 66-127, 66-136 and
66-1,200, et. seq., WRI, ONEOK and WAI respectfully request that the KCC issue an appropriate Certificate and Order:

          A. Authorizing, consenting to and approving the transactions contemplated by WRI, ONEOK, and WAI as described herein, including (1) WRI's contribution of assets, certificates and debt to WAI; (2) the issuance of the capital stock of WAI by WRI; (3) the merger of ONEOK and WAI; and (4) the issuance by WAI of its capital stock to shareholders of ONEOK and assumption by WAI of ONEOK's debt;

          B. Authorizing WRI, effective upon consummation of the merger, to discontinue all gas service now furnished by it;

          C. Consenting to and approving the assignment and contribute to WAI (ONEOK, Inc.) upon consummation of the merger, of all certificates of public convenience and authority issued to WRI, in regards to its "Gas Business" as that term is defined herein;

          D. Authorizing WAI (ONEOK, Inc.) to succeed to all of WRI's rights, title and interests in its natural gas utility plant and facilities as more fully described herein, and to all franchises, certificates, consents and permits relating to the operation of such plant and facilities;

          E. Authorizing WAI (ONEOK, Inc.) to file as its initial rates, rules, regulations and conditions of service for gas service in the areas now served by the "Gas Business" of WRI, the rates, rules regulations and conditions of service of WRI, applicable thereto and presently in effect, as well as those proposed modifications requested by this application, and which may be changed from time to time with approval of the KCC, also authorizing the transfer and assignment from WRI to WAI (ONEOK, Inc.) all of WRI's purchased gas adjustment (PGA) tariffs and adjustments, including but not limited to, the Actual Cost Adjustment (ACA), Take-or-Pay Cost Factor (TOP), Transition Cost Recovery Factor (TCR) and remaining unrecovered/over recovered balances, if any, relating to those PGA tariffs and adjustments;

          F. Authorizing the modification of WRI's tariffs, as adopted by WAI (ONEOK, Inc.) upon consummation of the merger, to reflect the changes to the utility's line extension policy and miscellaneous service charges, as set forth in this application;

          G. Authorizing, reaffirming, consenting to and approving the transfer and assignment to WAI (ONEOK, Inc.) from WRI of the accounting orders issued by this Commission to WRI, in KCC Docket No. 190,352-U (May 3, 1994) relating to SFAS 112 costs, and in KCC Docket 184,735-U (June 28, 1993) relating to SFAS 106 costs, insofar as they apply to the "Gas Business", and allowing the recovery in rates of those SFAS 112 and SFAS 106; and

          H. Granting such other relief deemed by the KCC just and proper to accomplish the purpose of this application and to consummate the transaction described herein. DATED this ___ day of____________, 1997.


                                --------------------------------------
                                James G. Flaherty, #11177
                                ANDERSON, BYRD, RICHESON & FLAHERTY
                                216 S. Hickory, P. O. Box 17
                                Ottawa, Kansas  66067
                                (913) 242-1234

                                John L. Arrington, Jr., General
                                Counsel
                                ONEOK Inc.
                                100 W. 5th Street, P. O. Box 871
                                Tulsa, Oklahoma  74102-0871
                                (918) 588-8141

                                Attorneys for ONEOK Inc.

                                --------------------------------------
                                James G. Flaherty, #11177
                                ANDERSON, BYRD, RICHESON & FLAHERTY
                                216 S. Hickory, P. O. Box 17
                                Ottawa, Kansas  66067
                                (913) 242-1234

                                John L. Arrington, Jr.
                                General Counsel
                                ONEOK Inc.
                                100 W. 5th Street, P. O. Box 871
                                Tulsa, Oklahoma  74102-0871
                                (918) 588-8141

                                Attorneys for WAI

                                --------------------------------------
                                J. Michael Peters
                                Associate General Counsel
                                Western Resources, Inc.
                                818 Kansas Avenue, P. O. Box 889
                                Topeka, Kansas  66601

                                Attorneys for Western Resources, Inc.


                                  Verification

STATE OF OKLAHOMA  )
                   )ss:
COUNTY OF TULSA    )

     David L. Kyle, of lawful age, being first duly sworn on oath, states:

     That he is a Corporate Officer of ONEOK Inc., and President and Chief Operating Officer of Oklahoma Natural Gas Company, named in the foregoing Joint Application, and is duly authorized to make this affidavit; that he has read the foregoing Joint Application, and knows the contents thereof; and that the facts set forth therein are true and correct to the best of his knowledge, information and belief.

                                         -------------------------------------
                                         David L. Kyle


     SUBSCRIBED AND SWORN to before me this _____ day of ____________, 1997.



                                         -------------------------------------
                                           Notary Public


My Commission Expires:


                                  Verification

STATE OF KANSAS     )
                    )ss:
COUNTY OF SHAWNEE   )

     Kenneth T. Wymore, of lawful age, being first duly sworn on oath, states:

     That he is the President, Gas Service for Western Resources, Inc. named in the foregoing Joint Application, and is duly authorized to make this affidavit; that he has read the foregoing Joint Application, and knows the contents thereof; and that the facts set forth therein are true and correct to the best of his knowledge, information and belief.


                                            ----------------------------------
                                            Kenneth T. Wymore


     SUBSCRIBED AND SWORN to before me this _____ day of ____________, 1997.



                                            ----------------------------------
                                             Notary Public

My Commission Expires:

===============================================================================

                     BEFORE THE STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS


In the Matter of the Joint               )
Application of Western Resources,        )
Inc., ONEOK Inc., and WAI, Inc. for      )
Approval of the Transfer from            )
Western Resources, Inc. to WAI, Inc.     )
of all of the Natural Gas                )   Docket No. 97-WSRG-486-MER
Transportation and Distribution          )
Assets, Subsidiaries and                 )
Certificates of Western Resources,       )
Inc.; for the Merger of WAI, Inc.,       )
with ONEOK Inc.; for the acquisition     )
by Western Resources, Inc. of Shares     )
of Capital Stock of WAI, Inc.; for       )
Authority for WAI, Inc. to Issue         )
Stock and Instruments of Debt; and       )
for Related Relief                       )




                        MOTION TO AMEND JOINT APPLICATION

     COME NOW Western Resources, Inc. (WRI), ONEOK Inc. (ONEOK), and WAI, INC.
(WAI) and request permission from the Kansas Corporation Commission (KCC) to amend their Joint Application filed in above captioned matter on February 24, 1997. In support of their motion WRI, ONEOK and WAI state as follows:

     1. On February 24, 1997, WRI, ONEOK and WAI filed a Joint Application seeking KCC approval of their merger and related relief. As part of their Joint Application WRI, ONEOK and WAI included nineteen schedules and the prefiled testimony and exhibits of D.L. Kyle, E.N. Dubay and J.A. Martin. The Joint Application indicated that the testimony and exhibits of Dr. D.A. Murry would be filed at a later date, as well as certain financial information which had not been completed at the time the Joint Application was filed.

     2. On March 3, 1997, the KCC Staff requested that the Joint Applicants address several additional issues in their direct prefiled testimony.

     3. The Joint Applicants request permission to amend their Joint Application to include the following schedules, testimony and exhibits which were identified in the original Joint Application as late-filed exhibits1:

     a. Schedule 14, ONEOK/WAI Merger Balance Sheet;

     b. Schedule 15, ONEOK/WAI Merger Income Statement;

     c. Schedule 16, ONEOK/WAI Merger Statement of Capitalization;

     d. Revised Schedule 18, Estimated Acquisition Premium and Transaction Costs; and

     e. Prefiled Testimony and Exhibits of Dr. Donald A. Murry.

     4. The Joint Applicants also request permission to amend their Joint Application to include the supplemental testimony of E.N. Dubay. Mr. Dubay's supplemental testimony addresses the issues set forth in the KCC Staff's letter of March 3, 1997.2

     5. To the extent that this Joint Application is subject to the provisions of K.S.A. 66-117, the Joint Applicants submit and agree that their Motion to Amend their Joint Application shall be "deemed a new application and the 240-day period shall begin again from the date of the filing of this amendment."

--------
         1The S-4 has been filed by ONEOK at the SEC as a preliminary proxy statement and has been filed as confidential, for use of the SEC only as permitted by Rule 14a-6(e)(2). The Joint Applicants will file the public definitive proxy statement once the definitive proxy statement has been filed and approved with the SEC.

         2One of the issues raised by the KCC Staff in its March 3, 1997, letter requested a detailed discussion about the impact this merger will have on WRI's electric customers. WRI has retained the services of an independent consultant to address this issue. The consultant's report will be provided to the KCC Staff when it is completed.

         WHEREFORE, for the reasons set forth herein, the Joint Applicants respectfully request that their Motion to Amend their Joint Application be granted.
                                    Respectfully submitted,

                                    James G. Flaherty, #11177
                                    ANDERSON, BYRD, RICHESON & FLAHERTY
                                    216 S. Hickory, P. O. Box 17
                                    Ottawa, Kansas  66067
                                    (913) 242-1234
                                    Attorneys for ONEOK and WAI

                                    J. Michael Peters
                                    WESTERN RESOURCES, INC.
                                    818 Kansas Avenue, P. O. Box 889
                                    Topeka, Kansas  66601
                                    (913) 575-8214
                                    Attorneys for WRI


                             CERTIFICATE OF SERVICE

     I hereby certify that a copy of the above and foregoing was mailed, postage prepaid, this ______ day of March, 1997, addressed to:

Mr. J. Michael Peters                Blake & Uhlig, P.A.
Western Resources, Inc.              475 New Brotherhood Bldg.
818 Kansas Avenue                    753 State Avenue
P. O. Box 889                        Kansas City, Kansas  66101
Topeka, Kansas  66601                Attorneys for United
Attorney for Western Resources,      Association of Journeyman and
Inc.                                 Apprentices of the Plumbing and
                                     Pipe Fitting Industry of the
Mr. Larry Cowger                     United States and Canada
Assistant General Counsel
Kansas Corporation Commission
1500 S. W. Arrowhead Road
Topeka, Kansas  66604
Attorney for Staff

Mr. Walker A. Hendrix
Consumer Counsel
Citizens Utility Ratepayers
Board
1500 S. W. Arrowhead Road
Topeka, Kansas  66604
Attorney for CURB

Mr. James R. Waers /
Mr. Charles R. Schwartz

Mr. James R. Waers /
Mr. Charles R. Schwartz
Blake & Uhlig, P.A.
475 New Brotherhood Bldg.
753 State Avenue
Kansas City, Kansas  66101
Attorneys for United
Steelworkers of America,
AFL-CIO

Mr. James R. Waers /
Mr. Charles R. Schwartz
Blake & Uhlig, P.A.
475 New Brotherhood Bldg.
753 State Avenue
Kansas City, Kansas  66101
Attorneys for Local Union 304
of the International
Brotherhood of Electrical
Workers, AFL-CIO

Mr. Richard W. Stavely
257 N. Broadway, Suite 200
Wichita, Kansas  67202
Attorney for Mountain Iron &
Supply Company


                                  ------------------------------------------
                                            James G. Flaherty